Exhibit 10.3

MASTER SERVICES AGREEMENT

A. Term: This Master Services Agreement between The Coca-Cola Company (Company) and Brag House, Inc. (Supplier), together with the attached Terms, and Insurance Termss (collectively, the Agreement) will be effective as of August 1, 2022 (Effective Date) and, except as otherwise provided herein, will continue until December 31, 2022; provided however that this Agreement will continue until all obligations hereunder and any Orders are fully performed (Term).

B. Orders: Supplier (which includes any entity listed below that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Supplier (Supplier Affiliates)) will provide talent payroll services, talent business affairs services, TV and radio tracking, management of talent creative assets, ad serviing for online video, and other services, in each case as set forth in a purchase order or statement of work (Deliverables) to Company (which includes any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Company (Company Affiliates)) from time to time as mutually agreed upon in writing, which may take the form of statements of work, purchase orders, project statements, or other written documents referencing this Agreement (each, an Order). Each Order will be subject to the terms and conditions of this Agreement. Each Order will include a description of the Deliverables to be provided by Supplier and the amounts to be paid by Company. Signing this Agreement does not obligate either party to agree to an Order and does not constitute a commitment on behalf of Company to award any work to Supplier. Supplier’s recourse regarding performance under an Order will be solely against Company or the Company Affiliate that entered into that Order.

SUPPLIER:		COMPANY:

Brag House, Inc.		The Coca-Cola Company

Signature:	/s/ Lavell Juan	Signature:	/s/ Laura Tordella
Print Name:	Lavell Juan	Print Name:	Laura Tordella
Title:	CEO	Title:	TMD VP NA Marketing
Address:	33 Irving Place,1037, NY, NY 10003	Address:	One Coca-Cola Plaza, Atlanta, GA USA 30313
Email:	lavell@thebraghouse.com	Email:	ltordella@coca-cola.com
Date:	October 11, 2022 | 10:04:57 AM PDT	Date:	October 11, 2022 | 5:32:31 PM EDT

Classified - Confidential

TERMS

1. Precedence: The terms of this Agreement will override any conflicting terms and conditions that may be set forth in or on a purchase order.

2. Relationship of the Parties: Supplier is an independent contractor and is not, and will not represent itself as being, an agent, representative or joint venture partner of Company. Supplier and its employees and agents are neither employees of Company for any purpose nor eligible for participation in any benefit plan available to employees of Company. Supplier may not enter into any contract or commitment for Company, and Supplier will be solely responsible for making all payments to and for its employees and agents.

3. Subcontractors and Supplier Affiliates: To the extent that Supplier uses a subcontractor, or a Supplier Affiliate enters into an Order, Supplier will be responsible for the subcontractor’s or the Supplier Affiliate’s compliance with Supplier’s warranties, representations, obligations and liabilities. Supplier agrees to be responsible to Company for the subcontractor’s or the Supplier Affiliate’s actions and inactions to the same extent as if such actions or inactions were that of Supplier.

4. Deliverables, Specifications and Schedule: Supplier will provide every Deliverable required under each Order in compliance with any specifications, instructions, performance criteria, and schedule set forth in such Order. Supplier will be responsible for providing all required supervision, labor, materials, tools, and equipment. Time is of the essence.

5. Risk of Loss; Title: Supplier will bear the risk of loss of each Deliverable until its receipt and acceptance by Supplier. Title to a Deliverable will pass to Company upon the earlier of:

i. receipt and acceptance of the Deliverable; or

ii. payment for the Deliverable.

6. Acceptance: Acceptance of a Deliverable is subject to a reasonable inspection and testing by Company. If a Deliverable does not comply with the requirements of this Agreement or the applicable Order, without limiting any other rights Company may require Supplier at its risk and expense to:

i. promptly repair, replace or reperform the rejected Deliverable; or

ii. refund the price of the rejected Deliverable. Company’s acceptance of a Deliverable does not release Supplier of its obligations under this Agreement or the applicable Order.

7. Prices: The compensation to be paid to Supplier for the Deliverables will be set forth in each Order. Unless expressly agreed to in an Order, prices are fixed and will not be indexed, updated or adjusted for variations in costs of any kind and include, and Supplier will be solely responsible for all costs and expenses incurred or that could be assessed by Supplier in providing the Deliverables, including VAT and other taxes, permitting, obtaining rights from third parties, and shipping. Unless expressly agreed to in an Order, all reimbursable expenses must be approved in advance by Company in writing, must comply with Company’s expense policies (which will be made available upon request) and will be reimbursed at net cost without any markup. For all Deliverables billed based on time, Supplier will maintain a record of all time spent by each individual along with a description of the work performed during that time.

8. Taxes: Each party will bear the cost of its own direct and indirect tax liability under applicable law. Company will be entitled to withhold tax from all payments made to Supplier if and to the extent that such withholding is required by applicable law. Supplier will provide Company with such forms or other documentation as reasonably requested by Company to reduce or eliminate such taxes or to enable Company to comply with its legal obligations relating to such taxes.

9. Invoices and Payment: Unless expressly agreed to in an Order, Supplier will not invoice for any Deliverable until the Deliverable has been completed and provided to Company. Company will have no obligation to pay for any item until a correct invoice is received at Company’s “bill to” address identified in this Agreement, or, if no “bill to” address is identified then at Company’s principal place of business. Payment terms commence upon receipt of a correct invoice. Supplier will be paid within 60 days, or within 120 days if Supplier is to be paid US$150,000 (or the equivalent in other currency) or more in any 12 month period during the Term, or as otherwise agreed to by the parties in writing, or any lesser period required by law, after receipt by Company of a correct invoice. Payment will be made in the currency specified in this Agreement. Without prejudice to any other right or remedy it may have, either party reserves the right at any time to set-off any amount owed by the other party against any amount owed to the other party. Payment does not release Supplier of any contractual or legal obligation or liability, nor will it limit Company’s right of inspection, acceptance, set-off or any other right.

10. Warranties: Supplier represents and warrants that:

i. upon completion and delivery, and for six (6) months thereafter, the Deliverables will be free of defects and conform with any specifications, instructions, performance criteria, and schedule set forth in such Order, as well as the requirements of this Agreement;

ii. all services will be rendered in a good, workmanlike, and safe manner by skilled personnel;

iii. upon completion and delivery, all Deliverables will comply with all applicable laws and regulatons;

iv. except as expressly provided otherwise in this Agreement, Supplier conveys to Company good and valid title to all Deliverables free and clear of all liens, restrictions, security interests, and other encumbrances;

v. if Supplier uses any open source software in conjunction with any Deliverable or product, Supplier must ensure that such use does not require any of the following pursuant to the terms of such open source software: (a) disclosure or distribution of any Deliverable or product in source-code form; (b) licensing of any Deliverable or product for the purpose of making derivative works; or (c) redistribution of any Deliverable or product at no charge. For the avoidance of doubt, Supplier will not combine any Deliverable or product with any software licensed under any version of or derivative of the GNU General Public License (“GPL”) in any manner that could cause the Deliverable or product or any modifications thereof to become subject to the terms of the GPL;

vi. it has or has received the necessary rights, experience and advice to enter into and fully perform this Agreement and Orders hereunder;

Classified - Confidential

vii. upon completion and delivery, no Deliverable or its provision, use or sale will infringe upon or violate any right of any third party whether patent, trademark, trade secret, copyright, contractual or otherwise;

viii. with respect to individuals it provides to perform any Deliverable, it will make all appropriate tax payments and tax withholding and will verify such individuals as being legally able to work in the country where the work is to be performed;

ix. it will disclose to Company any situations or transactions that may put Supplier in a conflict of interest vis-a-vis the interests of Company;

x. the Deliverables or any technology used to provide the Deliverables will not contain viruses, Trojan horses, trap doors, back doors, easter eggs, worms, time bombs, cancelbots, or other computer programming routines that are intended to, or may, damage disable, detrimentally interfere with, surreptitiously intercept, or expropriate any system, data, or Personal Information (as defined in Section 12);

xi. if the Deliverables incorporate or use any third- party platform, they will comply with all such platform’s terms of service; and

xii. if any Deliverable relies on or uses a Supplier platform, such platform may be unilaterally changed or otherwise be updated by Supplier; provided that no change or update will have an adverse effect on or materially degrade any Deliverable.

11. Property: Supplier will hold in trust for and on behalf of Company any property that is provided by or paid for by Company (Property). Supplier may only use Property for the benefit of Company. Supplier will not sell, lease, assign, transfer, pledge, hypothecate or otherwise encumber any Property.

12. Personal Information:

12.1 Definitions:

12.1.1 Business Personal Information means business contact details of Company’s personnel (e.g., employees, agents and subcontractors).

12.1.2 Business Personal Information Breach means any accidental, unlawful or unauthorized access, acquisition, use, modification, disclosure, loss, destruction of or damage to Business Personal Information or any other unauthorized Processing of Business Personal Information.

12.1.3 Personal Information means personal information as defined by Privacy Laws.

12.1.4 Privacy Laws means laws applicable to the privacy, confidentiality, retention or security of Personal Information, including the GDPR.

12.1.5 Process or Processing means any operation or set of operations which is performed on Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, organization, structuring, alteration, use, access, disclosure, copying, transfer, storage, deletion, alignment or combination, restriction, adaptation, retrieval, consultation, destruction, disposal, or other use of Personal Information.

12.2 Business Personal Information: Supplier may Process Business Personal Information for the sole purposes of furthering the business relationship between Supplier and Company but only in accordance with Privacy Laws. In the event of a Business Personal Information Breach, the Supplier will promptly notify Company of the Business Personal Information Breach and provide any information Company may reasonably require relating to that Business Personal Information Breach.

12.3 Other Personal Information: If Supplier needs to Process any Personal Information other than Business Personal Information (as permitted above) to fulfill its obligations under this Agreement, Supplier and Company will enter into a mutually agreeable data processing agreement.

13. [Intentionally omitted]

14. Compliance with Company Policies:

14.1 Anti-Bribery:

14.1.1 Supplier will comply with all applicable corruption laws, particularly the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and the laws of the countries in which the Deliverables are performed, delivered or produced (Anti-Bribery Laws).

14.1.2 Supplier will not, in connection with any business transactions involving Company, transfer anything of value, directly or indirectly, to any government official, a family member thereof, employee of a government- controlled company, political party or other private (non- government) persons or entities working on behalf of any government in order to obtain any improper benefit or advantage. Supplier warrants that no money paid to Supplier as compensation or otherwise has been or will be used by Supplier to pay any bribe, kickback or facilitation payment in violation of applicable laws.

14.1.3 Any interaction by Supplier with a government entity or official must be approved by Company in writing and in advance. Supplier will identify to Company any third party (e.g., an agent or subcontractor) that will so interact on Supplier’s behalf.

14.1.4 Supplier will not transfer anything of value to a government entity or official on behalf of Company without obtaining prior approval from Company, unless expressly provided by Company in writing.

14.1.5 Supplier will provide prompt certification of its continuing compliance with applicable laws when requested by Company.

14.2 Trade Sanctions:

14.2.1 Supplier, in connection with any business transactions involving Company, will not engage with, or use, directly or indirectly:

i. the government of, or any entity, group or individual within, any country that is the target of any laws administered by the U.S. Office of Foreign Assets Control, Department of the Treasury (OFAC) or any other governmental entity around the world imposing economic sanctions (Embargoed Country); and

Classified - Confidential

ii. any government, entity, group or individual who is named on the OFAC List of Specially Designated Nationals and Blocked Persons or other similar lists maintained by any governmental entity (Sanctioned Party).

14.2.2 Supplier represents and warrants that it is not

i. a Sanctioned Party;

ii. owned or controlled by, or acting for or on behalf of, a Sanctioned Party; or

iii. directly or indirectly owned, controlled by, or acting on behalf of an Embargoed Country.

14.2.3 Supplier will not engage in any business, deal with, or in any way be associated with any Embargoed Country for or on behalf of Company.

14.2.4 Supplier will not use, directly or indirectly, any goods or services from or by any Sanctioned Party or Embargoed Country to fulfill its supplier duties to Company.

14.2.5 Should Supplier become designated a Sanctioned Party, or become associated, controlled or owned by a Sanctioned Party or Embargoed Country, any agreement between Supplier and Company will terminate automatically.

15. Other Policies and Requirements: Supplier will comply with the policies and requirements found at https://www.coca-colacompany.com/policies-and- practices/supplier-requirements as of the Effective Date, which may be attached to this Agreement.

16. Compliance with Laws: Each party will comply with all applicable federal, national, state and local laws, rules, regulations, ordinances and orders.

17. Force Majeure: Neither party will be liable to the other for any delay or failure to perform to the extent caused by circumstances beyond the reasonable control of such party. In the event of such a failure:

i. such party will use diligent efforts to minimize the effects of the event or circumstance; and

ii. the other party may terminate this Agreement without cause.

18. Audit: Supplier will maintain proper records relating to this Agreement during the Term and for 5 years thereafter (or longer if related to a claim for which the statute of limitations is longer), and during this period Company will have the right upon reasonable notice during normal business hours to inspect and audit Supplier’s facilities and records to verify Supplier’s compliance with its representations, warranties, and contractual obligations.

19. Intellectual Property:

19.1 Developed IP: Supplier hereby irrevocably assigns to The Coca-Cola Company (TCCC) in perpetuity, all worldwide right, title and interest in and to all patents, copyrights, trademarks, trade secrets, trade dress and any other intellectual property (IP) created, made, conceived, reduced to practice, or authored by Supplier or any persons provided by Supplier, either solely or jointly with others, in connection with the performance of this Agreement or any Orders hereunder or with the use of Company’s information or resources, including the Deliverables (Developed IP). Supplier will ensure that any person or entity provided by Supplier to perform any services hereunder has agreed in writing to this assignment of Developed IP. Supplier will promptly disclose to Company any Developed IP. To the extent permitted by applicable law:

i. a Deliverable will be considered a work made for hire and ownership of the copyright to such Deliverable will vest in TCCC; and

ii. Supplier agrees, and will ensure that any person or entity provided by Supplier to perform services hereunder has agreed in writing, to waive any so-called “moral rights” in any Deliverable if allowed by applicable law.

This assignment covers any future rights that do not yet exist, as well as new uses, media, means and forms of exploitation throughout the universe. To the extent that any formal documentation of the Developed IP assignment is required, at Company’s request, Supplier will complete such formality without charge or delay and hold any Developed IP under its name in trust for and on behalf of TCCC until the completion of the formalities. Supplier will not assert any IP rights against TCCC or its affiliates or any other party relating to the use, distribution, copying, sale or other exploitation of any Developed IP or any Deliverable.

19.2 Background IP:

Except as expressly stated herein, TCCC will not obtain any rights in any IP documented as having been made by Supplier prior to the date of this Agreement or as a result of work outside of its work on this Agreement (Background IP). Supplier will not incorporate any Background IP into any Deliverable without notifying Company in writing in advance. Notwithstanding the foregoing, the parties acknowledge that Supplier’s mobile application (App) may be incorporated into the Deliverables and, for avoidance of doubt, the App, itself, will be considered Background IP. Supplier hereby grants to TCCC a non-exclusive, worldwide, perpetual license with the right to sublicense, to make, have made, use and sell any Background IP that is incorporated into any Deliverable; provided, for avoidance of doubt, Supplier may not make or sell the App.

19.3 TCCC IP:

Supplier does not and will not acquire any right, title or interest in any IP owned or controlled by TCCC or its affiliates regardless of whether any such IP is provided to Supplier in connection with this Agreement, except as specifically authorized by TCCC or its affiliates in writing.

19.4 Domain Names:

If an internet domain or URL will be created by Supplier under this Agreement, prior approval must be received through https://snap.coke.com/sc/browseCatalogItems.aspx?cat egory_id=Domain%20Management. Any such internet domain or URL will be closed upon Company’s request or at expiration of this Agreement unless otherwise agreed to by the parties in writing.

Classified - Confidential

20. Confidentiality:

20.1 Confidential Information: Each party (Disclosing Party) anticipates it will disclose to or allow observation by the other party (Receiving Party) information to further the relationship between the parties (Purpose). Only the following information will be considered confidential information (Confidential Information):

i. information that the Disclosing Party marks or designates as confidential;

ii. information that is not marked or designated as being confidential, but that under the circumstances a reasonable person would believe to be confidential; and

iii. the fact that the parties are assisting each other for the Purpose.

20.2 Obligations: The Receiving Party will:

i. restrict the disclosure of Confidential Information only to its employees who have a need to know the Confidential Information to achieve the Purpose;

ii. not disclose the Confidential Information to any third party (except as provided below);

iii. only use the Confidential Information for the Purpose; and

iv. return, destroy or erase all Confidential Information (including any copies thereof) within 30 days after receipt of a written request from the Disclosing Party to do so or upon termination or expiration of this Agreement, provided, however, that the Receiving Party may retain one archival copy as a record of its obligations hereunder.

20.3 Permitted Disclosures:

20.3.1 The Receiving Party may disclose Confidential Information to its subcontractors, directors, shareholders and contractors who:

i. need to know the Confidential Information to assist the Receiving Party or act on its behalf in relation to the Purpose or to exercise its rights under this Agreement;

ii. are informed by the Receiving Party of the confidential nature of the Confidential Information; and

iii. are subject to confidentiality duties or obligations to the Receiving Party that are no less restrictive than those in this Agreement; provided, however, that the Receiving Party will be responsible for any breach of this Agreement caused by them.

20.3.2 The Receiving Party may disclose Confidential Information as required by a government agency or by operation of law; provided, however, that the Receiving Party:

i. promptly notifies the Disclosing Party (to the extent permitted by applicable law);

ii. reasonably cooperates with any attempt by the Disclosing Party to oppose or restrict the disclosure; and

iii. only discloses such Confidential Information that is required to be disclosed.

20.4 Exceptions: The obligations in this Confidentiality Section will not apply to Confidential Information that:

i. is, or subsequently becomes, available to the public through no breach of the Receiving Party’s obligations hereunder;

ii. the Receiving Party can show was previously known to it as a matter of record at the time of receipt;

iii. is subsequently and lawfully obtained from a third party who has obtained the Confidential Information through no breach of the Receiving Party’s obligations hereunder;

iv. is subsequently developed by the Receiving Party independently of any disclosure from the Disclosing Party hereunder; or

v. is disclosed to a third party by the Disclosing Party, or by a parent, subsidiary or an affiliate of the Disclosing Party, without a corresponding obligation of confidence.

20.5 Duration: The obligations in this Confidentiality Section will apply for 5 years following the termination or expiration of this Agreement, provided, however, that with respect to any Confidential Information that, at the end of such 5-year period, is protected as a trade secret by the Disclosing Party such period of time will continue until such time as the Confidential Information is no longer protected as a trade secret.

20.6 Equitable Remedies: In the event of a breach or threatened breach of the foregoing Confidentiality provisions, the damages to be suffered will not be fully compensable in money damages alone, and accordingly the affected party will, in addition to other available legal or equitable remedies, be entitled to seek an injunction against such breach or threatened breach without any requirement to post bond as a condition of such relief.

21. Exclusivity: (a) During the period beginning on the date a Project Statement is signed and ending six (6) months after the expiration or termination of such Project Statement (the “Exclusivity Period”), neither Supplier nor any affiliate of Supplier will provide services for (i) PepsiCo Inc. and its subsidiaries and affiliated entities, including Frito-Lay (“PepsiCo”) or (ii) any entity that bottles or distributes beverages marketed by PepsiCo (collectively, the “PepsiCo Restrictions”).

(b) During the Exclusivity Period, unless Supplier receives the prior written consent of Company, Designated Personnel will not provide services for any non-alcoholic beverage brands, excluding entities subject to the PepsiCo Restrictions above (“Other Competitive Entities”). The term “Designated Personnel” means (i) any senior management personnel of Supplier participating in strategic discussions relating to Deliverables and (ii) any Personnel providing Deliverables to Company, other than support services that are routinely provided to multiple clients of Supplier.

(c) In all events, the Supplier’s obligations of confidentiality in Section 20 above will apply to any personnel who are used to provide services to Pepsico or Other Competitive Entities.

22. Publicity: Neither party will without the prior consent of the other party (other than to fulfill its obligations under this Agreement) publish or use the names or logos of the other party or its affiliates (or in the case of Company its authorized bottlers), contact the other party’s employees or interact with the media with respect to this Agreement.

23. Assurance of Performance. If a party fails to perform as required or the other party has good reason to question a party’s intent or ability to perform, the other party may require reasonable assurance of performance. If such party fails to provide such reasonable assurance within 15 days, the other party may treat the failure as a breach of this Agreement.

Classified - Confidential

24. Indemnification: Each party will, at its own cost and expense, defend, indemnify and hold harmless the other party and its parent, subsidiaries, shareholders, officers, directors, agents, representatives, employees and customers from and against all claims, expenses (including attorneys’ fees, costs), losses, costs, damages (including consequential, punitive and exemplary damages), liabilities and suits to the extent caused by:

i. any breach of any representation, warranty, obligation or other provision of this Agreement; or

ii. any negligent acts or omissions of the party or its subsidiaries, officers, directors, agents, representatives, employees or subcontractors.

This indemnity will apply without regard to whether the claim, expense, loss, cost, damage, liability or suit is based on breach of contract, breach of warranty, negligence, strict liability, or another tort. An indemnifying party may not enter into any settlement without the other party’s prior written consent. With respect to any Deliverable that is held or is likely to be held to infringe upon or violate any right of any third party, Supplier, at its own expense, will promptly use commercially reasonable efforts to procure for Company the right to continue to use such Deliverable or modify such Deliverable so that it is non-infringing and non-violative with equivalent performance and functionality.

25. Insurance: Supplier will comply with the attached Insurance Terms.

26. Changes: If Company seeks to change or suspend the provision of Deliverables under an Order, the parties will negotiate an equitable adjustment to this Agreement.

27. Termination: Company may terminate all or any portion of this Agreement without cause at any time effective upon thirty (30) days’ written notice to Supplier. Either party may terminate all or a portion of this Agreement if the other party breaches any warranty, representation or obligation that is not cured within fifteen (15) days to the reasonable satisfaction of the non- breaching party after receipt of written notice of the breach. Upon termination, Supplier must cease all work, return all copies of Company Data, records or other materials, and follow Company’s reasonable instructions regarding all work in progress. If all or any portion of this Agreement is terminated without cause, as its sole remedy Supplier will be equitably compensated for its work on the Deliverables up to the date of termination.

28. Survival: Provisions which by their nature should survive beyond the termination or expiration of this Agreement will remain in force after any termination or expiration of this Agreement, including provisions relating to warranties, audit, intellectual property, confidentiality, publicity, indemnification and governing law and jurisdiction.

29. Notice: Required notices to the other party (Notice) will be sent to its signatory under this Agreement and will be effective when received.

30. Governing Law and Jurisdiction. This Agreement and its construction and any disputes related to or arising out of it will be governed by the laws of the State of Georgia, and the courts in the City of Atlanta will be the exclusive forum to adjudicate any such disputes. Each party hereby consents to the jurisdiction of such courts and waives any claims of inconvenient forum.

31. Assignment: This Agreement may not be assigned or otherwise transferred without the other party’s written consent, which will not be unreasonably withheld; provided however that upon thirty (30) days’ prior written notice a party may assign or otherwise transfer this Agreement to a majority-owned subsidiary or to a third party as the result of a merger, consolidation, or a sale of all or substantially all of its assets. Any other attempted assignment or transfer by a party without the prior consent of the other party will be null and void. This Agreement will bind any permitted successors and assigns.

32. Severability: The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision will have no bearing on the continuing force and effect of the remaining provisions.

33. Waiver: Neither party will, by any act, delay, omission or otherwise, be deemed to have waived any of the rights or remedies under this Agreement.

34. Rights and Remedies: The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law, in equity or otherwise. Unless expressly provided for in this Agreement, a person who is not a party to this Agreement will not have or earn any rights under this Agreement and will have no right to enforce any of its terms.

35. References: References to Sections are to corresponding parts of this Agreement. Section headings are for reference only. References to exhibits, addenda and attachments are to exhibits, addenda and attachments attached to and incorporated into this Agreement. References to ‘include’ or ‘including’ mean ‘including without limitation,’ references to the singular include the plural, references to ‘or’ include ‘and,’ and references to ‘terms’ include ‘terms and conditions.

36. Entire Agreement: This Agreement contains the entire agreement of the parties and supersedes any prior agreements between the parties concerning its subject matter. Neither party will be bound by any provisions in the other party’s proposals, quotations, acknowledgments, acceptances or other documents (including counter offers) which propose differing or additional terms or any addition, alteration or deletion to or of the precise terms stated in this Agreement, except to the extent separately and specifically agreed to in writing by such party. Each party acknowledges that in entering into this Agreement it did not rely on, and that it will have no remedies in respect of, any statement, representation assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.

37. Amendments: Any amendments to this Agreement will be valid only if agreed in a written document signed by both parties.

38. Signing: This Agreement may be signed in any number of counterparts, each of which will be deemed an original, but all of which taken together will constitute one single agreement between the parties. Signatures or acceptance via facsimile or other electronic means (including via DocuSign or similar e-signature service) or performance of this Agreement by Supplier, as permitted under applicable law, are deemed to be the same as original signatures and constitutes Supplier’s acceptance of this Agreement. The person signing or accepting or instructing performance, as the case may be, on behalf of each party represents that he or she is authorized to sign or accept this Agreement on behalf of such party and has the authority to bind such party to this Agreement.

Classified - Confidential

INSURANCE TERMS

1. Required Insurance:

Supplier will, and will cause any direct or indirect subcontractors to, maintain during the Term the types and amounts of insurance coverage below. All amounts below are in US$ but can be satisfied in local currency equivalent to the US$ amount at the then current exchange rate.

2. Types and Amounts of Required Insurance:

2.1 Commercial General Liability (Public Liability or Civil Liability) Including Products Liability:

2.1.1 Supplier will maintain commercial general liability (public liability or civil liability) insurance including products liability insurance to include premises-operations, property damage, products/completed operations, contractual liability to include liability assumed under an insured contract, independent contractors, personal injury and advertising injury of at least US$1 Million per occurrence, US$2 Million general aggregate and US$2 Million products/completed operations aggregate.

2.1.2 If Supplier is producing, distributing, selling, serving, or assisting with the purchase, sale or use of liquor, Supplier will maintain liquor liability insurance of at least US$5 Million per occurrence.

2.1.3 If Supplier is involved in motorsports, Supplier will maintain motorsports general liability insurance coverage including without limitation participant legal liability for bodily injury and property damage, spectator liability, premises-operations and the general aggregate provided on per event or per location basis. The policy will not contain any exclusion for athletic, motorsports or sports participants.

2.1.4 If Supplier is engaging with consumers including minors, then coverage will not exclude coverage for sexual harassment or molestation.

2.2 Statutory Workers’ Compensation and Employer’s Liability: Supplier will maintain statutory workers’ compensation insurance in accordance with applicable laws and employer’s liability insurance of at least US$1 Million each employee by accident, US$1 Million each employee by disease and US$1 Million aggregate by disease with benefits afforded under the laws of the state(s), province(s), or country(ies) where the work and or services are performed. The policy will include an alternate employer endorsement providing coverage if any Supplier employee sustains a compensable accidental injury while on work assignment with Company. Supplier’s insurer will be responsible for the workers’ compensation benefits due such injured employee.

2.3 Commercial Automobile Liability: If an automobile is used by Supplier in connection with the performance of its obligations under this Agreement, Supplier will maintain commercial automobile liability insurance for any such automobile of at least US$1 Million combined single limit, and at least US$5 Million if Supplier is driving a Company vehicle or a Company branded vehicle. Additionally, Supplier is required to comply with any local regulations.

2.4 Professional Liability (Errors and Omissions):

2.4.1 If Supplier is providing any type of professional services under this Agreement, Supplier will maintain professional liability (errors and omissions) insurance tailored to the professional services being provided of at least US$10 Million each claim and in the aggregate protecting Company against Supplier’s professional negligence and failure to perform professional duties with a certification that there is no security breach or unauthorized use exclusion on the coverage.

2.4.2 If Supplier is providing any type of medical service, the coverage is to include medical malpractice.

2.5 Media Liability: If Supplier is broadcasting, creating content, advertising, publishing, printing, providing i-marketing services, providing software (if not covered under its professional liability policy), or has use of Company’s trademarks, Supplier will maintain media liability insurance of at least US$10 Million each claim and in the aggregate including without limitation protection against liability for “electronic and non-electronic” activities regardless of where the claim is made, including coverage for multimedia activities, content, disclosure or unauthorized use of intellectual property, unauthorized disclosure of personal data, unfair competition and false advertising.

2.6 Network Security/Privacy Liability (Cyber Liability): If Supplier has access to Company’s computer network, is providing hosting services, has access to or maintains any personal information (other than Company employees’ business contact information), or personal health information, Supplier will maintain network security/privacy liability (cyber liability) insurance of at least US$10 Million each claim and in the aggregate, including without limitation coverage for:

i. protection of private or confidential information, whether electronic or non-electronic;

ii. network security and privacy liability;

iii. liability for systems attacks;

iv. denial or loss of service;

v. introduction, implantation, or spread of malicious software code;

vi. security breaches;

vii. unauthorized access and use, including regulatory action expenses;

viii. business interruption coverage impacting Supplier’s network;

ix. cyber extortion; and

x. and third party liability, including without limitation notification and credit monitoring expenses.

Classified - Confidential

2.7 Fidelity/Crime/Employee Dishonesty Including Third Party: If Supplier has access to Company’s assets, including without limitation cash, checks, financial instruments, financial resources, securities, negotiable or non-negotiable financial instruments, coupons, tickets, prize codes or any other items of value belonging to Company or Company’s customer or consumer, Supplier will maintain fidelity/crime/employee dishonesty insurance including third party liability of at least minimum limits per loss of the maximum value of items of value that Supplier has access to. Coverage will include blanket coverage for employee dishonesty with a third-party coverage extension for loss or damage arising out of or in connection with any fraudulent or dishonest acts committed by Supplier employees, acting alone or in collusion with others, including the property and funds of others in their possession, care, custody or control. The definition of employee on Supplier’s Crime policy must be endorsed to include “designated agents,” thereby including coverage for agents, persons, partnerships, or corporations which may also perform duties in connection with Supplier’s performance of its obligation under this Agreement.

2.8 Property: If Supplier is using its own property or Company’s property in connection with Supplier’s performance of its obligations under this Agreement, Supplier will maintain property insurance on an “all risk” basis with replacement cost coverage for property and equipment of others in the care, custody, and control of Supplier, and including Company as a loss payee.

2.9 Employment Practices Liability Including Third Party Liability: If Supplier is assigning its employees to work on Company premises or engaging with the public on Company’s behalf, providing staff or recruiting services or augmenting Company staff, Supplier will maintain employment practices liability insurance including third party liability of at least US$1 Million each claim and US$2 Million in the aggregate.

2.10 Pollution and Environmental: N/A

2.11 Motor Truck Cargo and/or Ocean Marine: N/A

2.12 Warehousemen’s Legal Liability: N/A

2.13 Builders Risk: N/A

2.14 Equipment Breakdown: N/A

3. Other Requirements:

3.1 Carriers: All coverage will be provided by carriers having an A.M. Best Rating of A-VII or better (or that have a comparable rating from an equivalent regulatory rating agency or that meet the minimum financial guidelines of the insurance regulatory authority of the country where the policy is issued).

3.2 Occurrence Basis: All coverage will be on an occurrence basis. If coverage cannot be obtained on an occurrence basis, then coverage will be obtained on a claims made basis with a 3-year tail following the termination or expiration of this Agreement. Alternatively, Supplier will maintain continuous insurance coverage under a claims made policy for a period of 3 years following the termination or expiration of this Agreement. Under this alternative, if the policy is terminated or disrupted before the 3-year term following the termination or expiration of this Agreement, then Supplier must secure tail coverage for the remainder of the 3 years.

3.3 Primary and Umbrella Coverage: The required limits can be achieved by a combination of primary and umbrella/excess policies.

3.4 Territory: The coverage territory for the required insurance will be on a worldwide basis.

3.5 Additional Insureds: The Coca-Cola Company, McDonald’s Corporation, and ech of their its subsidiaries, affiliates, authorized bottlers (applicable to Coca-Cola Company only), directors, officers, employees, partners, customers and agents will be included as an:

i. “additional insured” (or indemnity to principal) on all of the following insurance that are required above:

●	commercial general liability (public liability or civil liability) including products liability and legal liquor liability;

●	commercial auto liability;

●	professional liability (errors and omissions);

●	media liability;

●	network security/privacy liability (cyber); and

●	excess liability and umbrella policies; and

ii. as a “loss payee” on all of the following insurance that are required above:

●	property; and

●	fidelity/crime/employee dishonesty including third party.

3.6 Primary: Supplier’s insurance as outlined above will be primary and non-contributory coverage.

3.7 Waiver: Supplier will cause its insurance companies to waive its right of recovery against Company.

3.8 Certificate of Insurance: Before commencing work under this Agreement and annually upon the anniversary date(s) of the insurance policy’s renewal date(s), Supplier will furnish Company with a certificate of insurance evidencing the insurance required under this Agreement.

3.9 Notice: Supplier will endeavor to provide 30 days written notice of any cancellation, non-renewal, termination, material change or reduction in coverage.

3.10 Deductibles: Supplier will be solely responsible for any deductible or self-insured retention.

3.11 No Limitation of Liability: The stipulated limits of coverage above will not be construed as a limitation of any potential liability to Company, and failure to request evidence of this insurance will not be construed as a waiver of Supplier’s obligation to provide the insurance specified.

3.12 Claims: Supplier will immediately advise Company of any claim made against Supplier that pertains to this Agreement. Both Supplier and Company will cooperate in any claim investigation.

Classified - Confidential